EXHIBIT 4.1
Getting Ready Corporation INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE SHAREHOLDER NAME THIS CERTIFIES THAT NUMBER OF SHARES COUNTERSIGNED AND REGISTERED: ISLAND STOCK TRANSFER CORPORATE SEAL

EXHIBIT 4.1
The following abbreviations, when used inthe inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations.
TEN COM (TIC) TEN ENT JT TEN (J/T) UNIF GIFT MIN (TRANS) ACT (UGMA) (UTMA) For Value Received Shares of the Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises
SIGNATURE GUARANTEE